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                                                                   EXHIBIT 10.06

                        [MACKENZIE SHEA INC. LETTERHEAD]

              AGREEMENT TO ENGAGE MACKENZIE SHEA, INC. ("MSI") AS
                            BUSINESS CONSULTANTS FOR
                        BEVERLY HILLS LTD., INC. ("BHL")

On the basis of previous telephone conversations and meetings between Beverly Hills Limited, Inc. ("BHL") and Mackenzie Shea, Inc. ("MSI") as well as other discussions. Initial reports submitted by BHL, and the representations that BHL has made to MSI describing BHL, its subsidiaries or affiliated companies (collectively, "Affiliates") and their principals, present and proposed business activities, operations, financial condition and capital structure, and various agreements and documents related thereto, MSI hereby submits to BHL a proposal for the terms pursuant to which MSI would be willing to consult to BHL and its Affiliates in their effort to seek additional business and business relationships that will be of benefit to them.

I.       ENGAGEMENT

         BHL hereby engages and retains MSI as a Business Consultant for and on behalf of BHL and its Affiliates to perform the Services (as that term is hereinafter defined) and MSI hereby accepts such appointment on the terms and subject to the conditions hereinafter set forth and agrees to use its best efforts in providing such Services.

II.      INDEPENDENT CONTRACTOR

         A. MSI shall be, and in all respects be deemed to be, an independent contractor in the performance of its duties hereunder, any law of any jurisdiction to the contrary notwithstanding.

         B. MSI shall not, by reason of this Agreement or the performance of the Services, be or be deemed to be, an employee, agent, partner, co-venturer or controlling person of BHL, and MSI shall have no power to enter into any agreement on behalf of or otherwise bind BHL.

         C. MSI shall not have or be deemed to have, fiduciary obligations or duties to BHL or its Affiliates and shall be free to pursue, conduct and carry on for its own account (or for the account of others) such activities, employments, ventures, businesses and other pursuits as MSI in its sole, absolute and unfettered discretion, may elect.


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III.     SERVICES

         A. As BHL's Business Consultant, MSI agrees to provide the following consulting services (collectively the "Services"):

                  1. Assisting BHL in efforts to seek additional business and business relationships that will be of benefit to BHL and its Affiliates.

                  2. Evaluating, structuring and advising BHL and its Affiliates in connection with potential spin-off and reverse merger transactions, separate initial public offerings, and other activities related to maximizing shareholder value.

                  3. Advising BHL and its Affiliates in their negotiations with one or more individuals, firms or entities (the "Candidate(s)") who may have an interest in providing investment capital in the form of bridge financing, private placement, debt and/or equity financing, media financing, or in pursuing a form of Business Combination with BHL and/or its Affiliates. As used in this letter, the term "Business Combination" shall be deemed to mean any form of merger, acquisition, joint venture, licensing agreement, product sales and/or marketing, distribution, combination and/or consolidation, etc. involving BHL and/or any of its Affiliates and any other entity.

                  4. Conducting corporate-related due diligence concerning BHL and its Affiliates in connection with the anticipated Services to be rendered under this Agreement.

                  5. Assisting BHL and its Affiliates in locating and engaging certain professionals, including a permanent Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and additional members of their respective Board of Directors, as well as negotiating employment-related contracts.

                  6. Advising BHL regarding company operations, staffing, strategy, and other issues related to building shareholder value.

                  7. Consulting BHL in connection with establishing and continuing its securities-related reporting system.

                  8. Advising BHL's management in corporate finance matters, including structuring the nature, extent and other parameters of any private or other offer(s) to be made to Candidate(s).

                  9. Consulting BHL and its Affiliates in efforts to establish strategic relationships with individuals and entities of particular interest to them in connection with their continued business development.

         B. BEST EFFORTS. MSI shall devote such time and best effort to the affairs of BHL as is reasonable and adequate to render the Services contemplated by this Agreement. MSI is not responsible for the performance of any services which may be rendered hereunder without BHL providing the necessary information in writing prior thereto, nor shall MSI include any services that constitute the rendering of any legal opinions or performance of work that is in the ordinary purview of the Certified Public Accountant. MSI cannot guarantee results on behalf of BHL, but shall pursue all reasonable avenues available through its network of contacts. At such time as an interest is expressed by a third party in BHL's needs, MSI shall notify BHL and advise it as to the source of such interest and any terms and conditions of such interest. The acceptance and consumption of any transaction is subject to acceptance of the terms and conditions by BHL. It is understood


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     that a portion of the compensation paid hereunder is being paid by BHL to have MSI remain available to advise it on transactions on an as-needed basis.

C. BHL and MSI hereby confirm their express written intent that MSI shall only be required to devote such time to the performance of the Services as MSI shall, in its discretion, deem necessary and proper to discharge its responsibilities under this Agreement.

D.   In conjunction with the Services, MSI agrees to:

     1. Conduct an on-site initial evaluation of BHL and its businesses and meet with BHL's representatives at its Florida office headquarters in a mutually agreed upon date shortly after the execution of this agreement.

     2. Make itself available to the officers of BHL at such mutually agreed upon places during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of advising BHL and its Affiliates in the preparation of such reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation ("Documentation") as shall be necessary. In the opinion of MSI, to properly present them to other entities and individuals that could be of benefit to BHL and its Affiliates.

     3. Make itself available for telephone conferences with the principal, financial, sales and/or operating officer(s) of BHL during normal business hours.

IV.  EXPENSES

     It is expressly agreed and understood that MSI's compensation as provided in this Agreement does not include normal and reasonable out-of-pocket expenses. The expenses described in this paragraph shall be reimbursed by BHL independent of any fees described in the section below titled, "COMPENSATION."

     A. "Normal and reasonable out-of-pocket expenses" shall include but are not limited to: accounting, long distance communication, express mail, outside consultants, travel (including: airfare, hotel lodging and meals, transportation, etc.), and other costs involved in the execution of MSI's Services under this Agreement.

     B. It is also agreed that BHL will pay all out-of-pocket expenses incurred in connection with the preparation and printing of any Offering Memorandums, and any amendments thereto, (excluding MSI's personnel costs).

     C. BHL, also agrees to pay its own and MSI's legal expenses in connection with:

          1.   MSI's services under this Agreement, and

          2. Any registration of the Engagement Stock as provided in Section V below.

     D. MSI shall not incur any expense in excess of one thousand dollars ($1,000) without BHL's prior written consent, which consent shall not unreasonably be withheld.

     E. BHL hereby agrees to compensate MSI promptly upon receipt of an expense invoice from MSI. Whenever feasible, MSI will request advance payment of approved expenses. The reimbursement for expenses shall not be subject to any maximum allocation, and shall be fully reimbursed.

V.   COMPENSATION

     In consideration for the Services, BHL agrees that MSI and/or its assigns shall be entitled to compensation as follows:


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                  A.    MSI or its assigns will be issued One Million One
                        Hundred Thousand (1,100,000) Warrants to purchase an aggregate of One Million One Hundred Thousand (1,100,000) shares of BHL's Common Stock at a per share purchase price of ten cents ($0.10) (these Warrants shall be referred to collectively as the "Engagement Warrants")

                        1. Although all of the foregoing Engagement Warrants are considered immediately vested upon execution of this Agreement, only Six Hundred Thousand (600,000) Warrants will be issued to MSI at that time. The remaining Five Hundred Thousand (500,000) Warrants will be held in escrow by MSI's counsel, Boyd & Chang, LLP, and will be released to MSI or its assigns at the end of each successive quarter (i.e., every 90 days) in equal installments of One Hundred Twenty-Five Thousand (125,000) Warrants.

                        2. The Engagement Warrants shall expire five (5) years after their issuance to the extent they have not been exercised by such time.

                        3. The shares of Common Stock underlying the Engagement Warrants, when issued, shall be deemed fully earned and shall have all the same rights and all the same dilutive or anti-dilutive provisions as the "Founder's Stock" held by the original shareholders.

                        4. MSI understands that BHL currently has 12,000,000 shares of Common Stock outstanding as of the date of this Agreement, but anticipates issuing additional equities (e.g., common or preferred shares, options or warrants (collectively "Equities")) in connection with various contemplated transactions. Accordingly, the amount of Engagement Warrants to be issued to MSI shall be adjusted, on a pro rata basis, to reflect the issuance of additional Equities over and above the existing 12,000,000 shares of common stock (e.g., if BHL issues an additional 12,000,000 shares of stock or warrants, MSI would be entitled to an additional 1,100,000 Warrants) upon the same terms and conditions as the original Engagement Warrants. These additional Warrants shall for all purposes be considered Engagement Warrants and will be issued to MSI within ten (10) days following the issuance of any additional Equities as set forth above.

                        5. MSI shall have "Piggyback Registration Rights" to register the shares of Common Stock underlying the Engagement Warrants as part of any registration filing by BHL and "Demand Registration Rights" commencing twelve (12) months from the date of the signing of this Agreement which shall entitle MSI to demand the immediate registration of the shares of Common Stock underlying Engagement Warrants at the sole discretion of MSI.

                        6. BHL's Board of Directors shall authorize that the Engagement Warrants shall be issued upon the signing of this Agreement, and shall be delivered immediately to MSI's counsel, Boyd & Chang, LLP. However, in no event shall the Engagement Warrants be delivered later than seven (7) days from the date of the signing of this Agreement.

                        7. Net Issue Election. MSI may elect to receive, without payment by MSI of any additional consideration, that number of shares of Common Stock equal to the value of MSI's Engagement Warrants, or any portion thereof, by the surrender of the applicable Warrant Certificate to BHL at its principal executive office. Thereupon, BHL shall issue to MSI such number of fully paid and nonassessable shares of Common Stock as is comprised using the following formula:


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                                    X=Y(A-B)
                                       -----
                                         A

          Where

          X = the number of shares of Common Stock to be issued to MSI pursuant to this section 7;

          Y = the number of shares of Common Stock covered by the subject Warrant in respect of which the net issue election is made;

          A = the "fair market value" of one share of Common Stock at the time the net issue election is made; and

          B = the purchase price in effect under the Warrant at the time the net issue election is made.

     The term "fair market value" of one share of Common Stock on any date shall mean a publicly traded price of the Warrant holder's choosing, of the Common Stock during the five (5) trading days prior to exercising the subject Warrant.

B. BHL acknowledges that it may be necessary to hire certain professional individuals on a temporary or contract basis to execute some of MSI's recommendations/advice and BHL agrees that it may be necessary to pay those individuals separately from this Agreement at agreed upon rates. The current market value of those services may range from $1,500 to $2,500 per day depending on the expertise needed. BHL must pre-approve the engagement of any such professionals in writing. Provided BHL has given its pre-approval, such fees are payable immediately upon the initial receipt of an invoice by BHL. In no event shall payment be made later than seven (7) days of initial receipt of invoice by BHL.

C. For market positioning, strategic planning and other business consulting work to be accomplished, BHL shall pay to MSI a monthly fee of Five Thousand Dollars ($5,000) (the "Monthly Advisory Fees"). The Monthly Advisory Fees are exclusive of the other compensation and reimbursable pre-approved expenses elsewhere provided in this Agreement.

     1. The Monthly Advisory Fees are payable in advance, on the first (1st) day of each calendar month and shall commence upon the signing of this Agreement.

     2. Said Monthly Advisory Fees shall continue for twenty-four (24) months, or shall end upon proper termination of this Agreement according to the section below titled, "TERM AND TERMINATION".

D. If, at any time during the term of this Agreement and for a period of twenty-four (24) months following the termination of this Agreement, BHL and/or any of its Affiliates merges with, acquires assets or any other property, obtains any other financing from or engages in any other type of business combination (collectively, a "Business Combination"), with any of the entities, affiliations or persons MSI, its employees or former employees, agents, representatives, advisors, or consultants introduces to BHL and/or its Affiliates, BHL will pay a finder's fee in cash or equity, to be paid in kind, equal to:


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                  1.       Five percent (5%) of the amount up to and including
                           three million dollars ($3,000,000);

                  2. Four percent (4%) of the amount above three million dollars ($3,000,000) but less than five million dollars ($5,000,000); and

                  3. Three percent (3%) of the amount above five million dollars ($5,000,000) of the total gross proceeds or value of such transaction. If required by applicable law, or at the election of MSI, the finder's fee will be deemed to have been earned by and be paid in a timely manner to a placement agent selected exclusively by MSI.

VI.      REPRESENTATIONS, WARRANTIES AND COVENANTS

         A. EXECUTION. The execution, delivery and performance of this Agreement, in the time and manner herein specified, will not conflict with, result in a breach of, or constitute a default under any existing agreement, indenture, or other instrument to which either BHL or MSI is a party or by which either entity may be bound or affected.

         B. NON-CIRCUMVENTION. BHL hereby irrevocably agrees not to circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement, including avoiding payment of fees or other compensation to MSI or its affiliates in connection with any transaction involving any corporation, partnership, individual, or other entity introduced by MSI to BHL and/or its Affiliates.

         C. TIMELY APPRISALS. BHL shall keep MSI up to date and apprised of all business market and legal developments related to BHL and its operations and management.

                  1. Accordingly, BHL shall provide MSI with copies of all amendments, revisions and changes to its business and marketing plans, bylaws, articles of incorporation, private placement memoranda, key contracts, employment and consulting agreements and other operational agreements.

                  2. BHL shall promptly notify MSI of the threat or filing of any suit, arbitration or administrative action, injunction, lien, claim or complaint and promptly forward a copy of all related documentation directly to MSI or at MSI's option to MSI's counsel.

                  3. BHL shall promptly notify MSI of all new contracts, agreements, joint ventures or filing with any state, federal or local administrative agency, including without limitation the SEC, NASD or any state agency, and shall provide all related documents, including copies of the exact documents filed, to MSI, including, without limitation, all annual reports, quarterly reports and notices of change of events, and registration statements filed with the SEC and any state agency, directly to MSI.

                  4. BHL shall also provide directly to MSI current financial statements, including balance sheets, income statements, cash flows and all other documents provided or generated by BHL, in the normal course of its business and requested by MSI from time to time.

                  5. MSI shall keep all documents and information confidential as described in the section below titled, "CONFIDENTIAL DATA".




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D. CORPORATE AUTHORITY. Both BHL and MSI have full legal authority to enter into this Agreement and to perform the same in the time and manner contemplated.

E. AUTHORIZED SIGNATURES. The individuals whose signatures appear below are authorized to sign this Agreement on behalf of their respective corporations.

F. COOPERATION. BHL will cooperate with MSI, and will promptly provide MSI with all pertinent materials and requested information in order for MSI to perform its Services pursuant to this Agreement.

G. PROPERLY ISSUED SHARES. When issued to MSI, the Engagement Stock shall be duly and validly issued, fully paid and non-assessable.

H. UNDERWRITER FEES. BHL acknowledges and understands that MSI is neither a broker/dealer nor a Registered Investment Advisor and BHL may be required to pay additional underwriting fees in connection with any offerings, underwritings or financings to the appropriate underwriter and/or funding entity in addition to any fees paid to MSI.

I. ESCROW AGENT & AGREEMENT. In connection with any private placement, BHL hereby agrees to enter into an escrow agreement with an escrow agent suitable to both MSI as well as BHL (the "Escrow Agent"), and agrees to abide by the terms of an escrow agreement set forth by the Escrow Agent and MSI on such terms as may be acceptable to BHL and MSI.

J. ADDITIONAL AGREEMENTS AND DOCUMENTS. BHL also agrees to enter into such additional agreements, sign such additional documents, and provide such additional certifications and documentation as may requested by MSI, the Escrow Agent, the Placement Agent, or such other parties related to the obtaining of capital for BHL on such terms as may be acceptable to BHL and MSI.

K. PROMPT NOTIFICATION OF MATERIAL OCCURRENCES. Until the proper termination of this engagement (as outlined in the section above titled, "Term & Termination"), BHL will notify MSI promptly of the occurrence of any event, which might materially affect the condition (financial or otherwise) or prospects of BHL.

L. PUBLIC/INVESTOR RELATIONS FIRM. MSI and BHL shall mutually agree upon a Public/Investor Relations Firm on such terms as may be acceptable to BHL and MSI, which shall perform:

   1. An analysis of BHL's business and industry, following with a comprehensive background report that summarizes BHL's corporate and financial profile that shall be distributed to investment professionals and the press.

   2. Develop a complete financial public relations program designed to enable BHL to establish all of its business objectives and broaden recognition of BHL in the financial community in the U.S. and abroad.

   3. Establish a comprehensive mailing list for BHL, and maintain and update the list as necessary.



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      M.    SHAREHOLDER LISTS AND INFORMATION.  BHL also agrees to provide on a monthly basis, a summary of current shareholders of BHL's stock, and at such time, as BHL's stock is listed and/or trading on a recognized stock exchange. BHL shall deliver monthly Depository Trust Corporation (DTC) shareholder summary sheets, or other such information as requested by MSI to be delivered to MSI within seven
            (7) days.

VII.  TERM AND TERMINATION

      A. This Agreement shall be effective upon its execution and shall remain in effect for a period of two (2) years unless otherwise terminated as provided in this Section VII.

      B. BHL shall have the right to terminate MSI's engagement hereunder by furnishing MSI with thirty (30) days advance written notice of such termination. Upon receipt of such written notice, this Agreement will then terminate on the last day of the second full calendar month following the receipt of notice. Notice of termination must be received before the end of the last day of the calendar month in order to terminate the Agreement on the last day of the second full calendar month following the receipt of notice.

      C. Notwithstanding the foregoing, nor termination of this Agreement by BHL shall in any way affect MSI's right to receive:

            1. reimbursement for billed, accrued and/or unbilled disbursements and expenses which right the parties hereby agree and consent is absolute;

            2. its fees, securities and/or warrants, including the Engagement Warrants and underlying Common Stock, which have been earned by MSI through the effective date of termination.

            3. the full amount of the fees, securities and/or warrants upon the closing of a Business Combination between BHL, its Affiliates and any Candidate as contemplated in Section V.D. above.

            4. MSI's Monthly Advisory Fees through the effective date of termination.

VIII. CONFIDENTIAL DATA

      A. Except for its employees, agents and independent contractors, MSI shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of BHL, obtained by MSI as a result of its engagement hereunder, unless authorized, in writing by BHL.

      B. Except for its employees, agents and independent contractors, BHL shall not divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of MSI, obtained by BHL as a result of its engagement hereunder, unless authorized, in writing, by MSI.

      C. MSI shall not be required in the performance of its duties to divulge to BHL or any officer, director, agent or employee of BHL, any secret or confidential information, knowledge, or data concerning any other person, firm or entity (including, but not limited to, any such persons, firm or entity which may be a competitor or potential competitor of BHL) which MSI may have or be able to obtain otherwise than as a result of the relationship established by this Agreement.

IX.   COOPERATION WITH REGISTRATION OF SECURITIES


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     Upon MSI's request, BHL will cooperate with, approve, cause its counsel to execute and deliver opinions and execute as necessary, and in a timely manner, any Registration Statements and documents customarily utilized in connection therewith (including any and all amendments thereto including post-effective amendments), standby or other underwriting or selling agreements, instructions to its transfer agent, sales or transfer documentation reasonably requested by MSI that shall be necessary or required to implement MSI's or its assignees or investor's sale, transfer, pledge or hypothecation of their shares under the '33 Act, the securities or "blue sky" laws of the various states or the rules of any other governmental or governing body having jurisdiction thereover.

X.   OTHER MATERIAL TERMS AND CONDITIONS:

     A. BOARD MEMBERS. BHL and its Chairman hereby agree that MSI shall be entitled to appoint one (1) member of the BHL's Board of Directors and BHL and its Chairman will exercise their best efforts to sponsor such an appointment, which shall include casting all necessary votes in their control for such appointment. Any such nomination and appointment shall be independent of, and not in any way be affected by MSI's advisory role as otherwise provided herein.

     B. INDEMNITY. Because MSI will be acting on BHL's behalf, it is MSI's practice to receive indemnification. A copy of MSI's standard indemnification provisions (the "Indemnification Provisions") is attached to this Agreement as Exhibit A and is incorporated herein and made a part hereof. BHL hereby indemnifies MSI according with the provisions attached as Exhibit A.

     C. CONSEQUENTIAL DAMAGES. Except as expressly provided herein, MSI and its affiliates shall not, by reason of the termination of this Agreement or otherwise, be liable to BHL or its Affiliates for any special, incidental, consequential or punitive damages such as, but not limited to, expenditures, investments or commitments made in connection with the efforts by BHL to acquire another entity or sell all or a portion of its equity to another entity.

     D. PROVISIONS. Neither termination nor completion of this Agreement shall affect the provisions of this Agreement, and the Indemnification Provisions that are incorporated herein, both of which shall remain operative and in full force and effect.

     E. ADDITIONAL INSTRUMENTS. Each of the parties shall from time to time, at the request of others, execute, acknowledge and deliver to the other party any and all further instruments that may be reasonably required to give full effect and force to the provisions of this Agreement.

     F. ENTIRE AGREEMENT. Each of the parties hereby covenants that this Agreement is intended to and does contain and embody herein all of the understandings and Agreements, both written or oral, of the parties hereby with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding expressed or implied liability, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated, empowered or affected. There are no representations, warranties or covenants other than those set forth herein.


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                  G.    LAWS OF THE STATE OF CALIFORNIA. This Agreement shall be
                        deemed to be made in, governed by and interpreted under and construed in all respects in accordance with the laws of the State of California, irrespective of the country or place of domicile or residence of either party. In the event of controversy arising out of the interpretation, construction, performance or breach of this Agreement, the parties hereby agree and consent to the jurisdiction and venue of the District or County Court of San Francisco County, California; or the United States District Court for the District of California, and further agree and consent that personal service or process in any such action or proceeding outside of the State of California and San Francisco County shall be tantamount to service in person within San Francisco County, California and shall confer personal jurisdiction and venue upon either of said Courts.

                  H. ASSIGNMENTS. The benefits of the Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified practice hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns; provided that the rights and obligations of BHL, under this Agreement may not be assigned or delegated without the prior written consent of MSI, and any such purported assignment shall be null and void. Notwithstanding the foregoing, MSI may assign or delegate its obligations and rights under this Agreement upon five (5) days written notice, to another investment banking/business consulting firm of its choice in its sole discretion with consent of BHL, in BHL's sole discretion.

                  I. ORIGINALS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same Agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

                  J. ADDRESSES OF PARTIES. Each party shall at all times keep the other informed of its principal place of business if different from that stated herein, and shall promptly notify the other of any change, giving the address of the now place of business or residence.

                  K. NOTICES. All notices that are required to be or may be sent pursuant to the provision of this Agreement shall be sent by certified mail, return receipt requested, or by overnight package delivery service to each of the parties at the address appearing herein, and shall count from the date of mailing or the validated air bill.

                  L. MODIFICATION AND WAIVER. A modification or waiver of any of the provisions of this Agreement shall be effective only if made in writing and executed with the same formality as this Agreement. The failure of any party to insist upon strict performance of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent default of the same or similar nature or of any other nature.

                  M. INJUNCTIVE RELIEF. Solely by virtue of their respective execution of this Agreement and in consideration for the mutual covenants of each other, BHL and MSI hereby agree, consent and acknowledge that, in the event of the failure by BHL to pay the



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                                 Page 10 of 12
          consideration to MSI or in the event of a breach of any other material term, MSI will be without adequate remedy-at-law and shall therefore, be entitled to immediately redress of any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in the District or County Court of San Francisco County, State of California or the United States District Court for the District of California without the necessity of proving damages and without prejudice to any other remedies which MSI may have at law or in equity. For the purposes of this Agreement, BHL, hereby agrees and consents that upon a material breach of this Agreement as aforesaid, in addition to any other legal and/or equitable remedies MSI may present a conformed copy of this Agreement to the aforesaid courts and shall thereby be able to obtain a permanent injunction enforcing this Agreement or barring enjoining or otherwise prohibiting BHL from circumventing the express written intent of the parties as enumerated in this Agreement.

     N. ATTORNEY'S FEES. If any arbitration, litigation, action, suit, or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, in relation to a breach of this Agreement or pertaining to a declaration of rights under this Agreement, the prevailing party will recover all such party's attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom. As used in this Agreement, attorneys' fees will be deemed to be the full and actual cost of any legal services actually performed in connection with the matters involved, including those related to any appeal or the enforcement of any judgment calculated on the basis of the usual fee charged by attorneys performing such services.


                              APPROVED AND AGREED:


MACKENZIE SHEA, INC.                    BEVERLY HILLS LTD., INC.
355 Bryant Street, Suite 111            2100 Roswell Road, Suite 200C-628
San Francisco, CA 94107                 Marietta, GA 30062
Phone: 415-597-8877                     Phone: 813-908-8306
Fax:   415-597-8878                     Fax:   813-960-0270


                                             /s/ MICHAEL HANLON
-----------------------------           -----------------------------
By Robert W. Kendrick                   By Michael Hanlon
Its President                           Its Chairman




                                                   5/27/99
-----------------------------           -----------------------------
Date of execution                       Date of execution


Attachments:       Exhibit "A"     Indemnification Agreement






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                                 Page 11 of 12

                                   EXHIBIT A

                           INDEMNIFICATION PROVISIONS

Beverly Hills Ltd., Inc. (the "Company" or "BHL") agrees to indemnify and hold harmless Mackenzie Shea, Inc. ("MSI"), its officers, employees and authorized agents against any and all losses, claims, damages, obligations, penalties, judgements, awards, liabilities, costs, expenses and disbursements (incurred in any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena of otherwise), including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with any action in which MSI is a party), directly or indirectly, caused by, relating to, based upon, arising out of, or in connection with MSI's acting for BHL (other than those caused by, relating to, based upon, arising out of, or in connection with MSI's gross negligence or willful misconduct), under the Agreement dated May ______, 1999, between BHL and MSI to which these indemnification provisions are attached and form a part (the "Agreement"). Such indemnification does not apply to acts performed by MSI, which are in criminal in nature or a violation of law. BHL also agrees that MSI shall not have any liability (whether direct or indirect, in contract or tort, or otherwise) to BHL, for, or in connection with the engagement of MSI under the Agreement, except to the extent that any such liability resulted primarily and directly from MSI's gross negligence or willful misconduct.

These indemnification provisions shall be in addition to any liability which BHL may otherwise have to MSI or the persons indemnified below in this sentence and shall extend to the following: MSI, its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents, and controlling persons of any of them (collectively, the "MSI Parties"). All references to MSI in these indemnification provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding or investigation is connected, as to which any of the MSI Parties propose indemnification under the Agreement, they shall notify BHL with reasonable promptness; provided however, that any failure by the party seeking indemnification to notify BHL shall not relieve BHL from its obligations hereunder. The MSI Parties shall have the right to retain counsel of their own choice (which shall be reasonably acceptable to BHL) to represent them, and BHL shall pay fees, expenses and disbursements of such counsel; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with BHL and any counsel designated by BHL. BHL shall be liable for any settlement of any claim against the MSI Parties made with BHL's written consent, which consent shall not be unreasonably withheld. BHL shall not, without the prior written consent of the party seeking indemnification, which shall not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgement in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the party seeking indemnification of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgement by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then BHL, on the one hand, and MSI, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by BHL, on the one hand, and MSI, on the other hand, and also the relative fault of BHL, on the one hand, and MSI, in the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgements, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

Neither termination nor completion of the engagement of MSI referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.



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